U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Angel                            Steven
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

    1 Montauk Highway
--------------------------------------------------------------------------------
                                    (Street)

    Southampton                      New York              11968
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     January 14, 2000
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     Not applicable
________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Zenascent, Inc. (ZENA.OB)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

        Not applicable
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value                  35,000 shares               Direct                Not applicable
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Warrant to purchase      May 1,     May 1,       Common Stock, par         133,334       $.45            Direct      Not applicable
133,334 shares of        2001       2006         value $.01
Common Stock, par value
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        February   February     Common Stock, par          12,500      $.34             Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        March      March        Common Stock, par          12,500      $.26             Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        April      April        Common Stock, par          12,500      $.38             Direct      Not applicable
12,500 shares of         16, 2001   16, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        May        May         Common Stock, par          12,500       $.23             Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        June       June         Common Stock, par          12,500      $.35             Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        July       July         Common Stock, par          12,500      $.34             Direct      Not applicable
12,500 shares of         16, 2001   16, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        August     August       Common Stock, par          12,500      $1.41            Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        Septenber  September    Common Stock, par          12,500      $1.07            Direct      Not applicable
12,500 shares of         17, 2001   17, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        October    October      Common Stock, par          12,500      $1.44            Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        November   November     Common Stock, par          12,500      $1.16            Direct      Not applicable
12,500 shares of         15, 2001   15, 2008     value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        December   December      Common Stock, par          12,500     $1.02            Direct      Not applicable
12,500 shares of         17, 2001   17, 2008      value $.01
Common Stock, par
value $0.01
------------------------------------------------------------------------------------------------------------------------------------
Option to acquire        January    January      Common Stock, par          12,500      $1.12            Direct      Not applicable
12,500 shares of         15, 2002   15, 2009     value $.01
Common Stock, par
value $0.01

====================================================================================================================================

              /s/Steven Angel                                 May 10, 2002
---------------------------------------------            -----------------------
                Steven Angel                                      Date


                                                                          Page 2